Exhibit 99.1

NEWS RELEASE

1300 Main Street, P.O. Box 130 • Atchison, Kanas 66002-0130
913.367.1480 • 800.255.0302 • Fax 913.367.0192
www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ

	Contact:	Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE:  MGPI ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

ATCHISON, Kan., August 16, 2005—MGP Ingredients, Inc. (Nasdaq: MGPI) today reported net income of $732,000, or $0.05 per common share, for its fiscal 2005 fourth quarter, which ended June 30. This compares to net income of $3,164,000, or $0.20 per share, for the fourth quarter of fiscal 2004. The earnings per share data has been adjusted to reflect MGPI’s two-for-one stock split that went into effect after the close of business on June 30, 2004. Net sales in the current year’s fourth quarter totaled $73,949,000 compared to net sales of $78,995,000 in the prior year’s fourth quarter.

For all 12 months of fiscal 2005, net income was $4,004,000, or $0.25 per share, compared to net income of $9,468,000, or $0.61 per share, in fiscal 2004. Net sales for fiscal 2005 totaled $275,177,000 compared to net sales of $270,673,000 in fiscal 2004. Results for fiscal 2004 included approximately $9.6 million in business interruption insurance proceeds resulting from the September 13, 2002 distillery explosion at the company’s Atchison, Kansas plant. No such proceeds were included in fiscal 2005 results.

As previously announced, fourth quarter results were below expectations due primarily to higher than expected energy costs, lower than anticipated fuel grade alcohol prices, lower than expected sales of specialty food ingredients and increased sales of lower valued commodity wheat gluten, which, due to market conditions, was sold below cost.

Sales in the company’s distillery segment were slightly lower in the fourth quarter of fiscal 2005 compared to the fourth quarter of fiscal 2004. “While pricing pressures in the fuel grade alcohol area contributed to distillery results that were below our expectations for the fourth quarter, we are experiencing an easing of that pressure in the current quarter,” said Ladd Seaberg, president and chief executive officer.  “Part of the new energy bill that was recently passed by Congress and signed into law by President Bush calls for a near doubling of the use of renewable fuels—to 7.5 billion gallons by 2012. We believe this is an encouraging sign for ethanol prices going forward, barring excess capacity situations that may arise as the result of this legislation.”

Seaberg noted that fuel grade alcohol remains an “important and integral part” of the company’s business. “However, in recent times,” he added, “we have elected to devote an increasing share of our capacity to food grade alcohol, particularly at our Atchison, Kansas distillery. This is possible through the production flexibility that our distillery operations provide and our commitment to maintain a leadership position in supplying customers with some of the highest quality, high purity food grade alcohol available anywhere in the world. While we plan to maintain a very visible presence in the fuel alcohol market, we have no plans at this time to build that presence by increasing our production capacity. Rather, we remain focused on evaluating and implementing measures to strengthen the efficiencies of our existing capacities for both food grade and fuel grade alcohol.”

MGPI’s patented wheat-based resins for pet product applications continued to experience growth in the fourth quarter, increasing sequentially in each of the last two quarters of 2005. To a lesser extent, sequential sales of the company’s Wheatex® line of textured wheat proteins, which principally are sold for use in meat and seafood analogs as well as meat extension applications, also increased for the second consecutive quarter. Sales of MGPI’s Fibersym™ resistant starch, which is used to increase the dietary fiber levels of foods, were almost even with the immediately preceding third quarter, but up substantially compared to both the first and second quarters of the year.

“The focus of our specialty ingredients growth strategy has always been on leveraging our proven product development capabilities to build a diverse portfolio of innovative ingredients,” said Michael Trautschold, executive vice president of marketing and sales. “We continue to execute on those initiatives and are excited about the possibilities these efforts provide.”

Trautschold cited recent developments that illustrate progress toward the company’s goals. Among the newest of MGPI’s specialty ingredients, FiberRite™ RW is a recent addition to the company’s portfolio of resistant starches. The company developed FiberRite™ RW as a fiber enhancer and partial fat replacer for use in a wide array of food products. “Yogurt, ice cream and salad dressings are among the more compelling potential applications for this unique ingredient,” added Trautschold. “Increasing dietary fiber and decreasing saturated fat are high priorities for food companies and consumers, and we expect FiberRite™ RW to be received favorably in the marketplace. Early response among customers has been quite positive.”

Progress on ingredient development initiatives extends to the company’s wheat protein business as well. MGPI continues to expand its portfolio of textured proteins with recent innovations that include new varieties of Wheatex® RediShred which possess the fibrous structure of shredded meat and seafood products and provide greater convenience for customers during processing. The company has also recently introduced new additions to the Wheatex® line that have been developed specifically for use in soup and seafood applications, including dry soup mixes, instant and canned soups, seafood appetizers and seafood salads.

Ingredients

Strong increases in MGPI’s unique line of protein- and starch-based resins sold for use in the manufacture of pet chews and related treats remained a significant contributor to total sales of specialty ingredients in the fourth quarter. However, while specialty ingredients sales overall in the quarter increased by nearly 12 percent sequentially over the third quarter, they were 22 percent below sales in the fiscal 2004 fourth quarter, which was characterized by very strong increases in demand for ingredients for use in low-carbohydrate products. The decline in this demand in the current year’s fourth quarter compared to a year ago primarily affected the company’s Fibersym™ line of resistant starches. The company’s Arise® line of specialty wheat protein isolates and certain varieties of Wheatex® were also affected by the downturn in demand for low-carb products. However, as noted above, Wheatex® sales did improve on a linked quarter basis and, although down slightly from the third quarter, sales of Fibersym™ were up substantially compared to both the first and second quarters of the year.

Sales of commodity ingredients rose by 45 percent over the prior year’s fourth quarter, driven by increased sales of commodity wheat gluten, which, due to market conditions, were at prices below cost. The rise in commodity gluten sales was due to increased unit sales resulting from higher quantities on hand compared to the prior year’s fourth quarter. Although the company has deemphasized gluten sales, gluten remains a co-product from the processing of flour in the manufacture of starch. The company uses gluten to make specialty proteins. Because sales of specialty proteins lagged proportionately behind the pace of starch sales, the company had more gluten available for sale during the fourth quarter of fiscal 2005 than in the same period the prior year.

Distillery Products

As noted above, total sales revenue from distillery products in the fiscal 2005 fourth quarter was slightly less than distillery sales revenue experienced in the fourth quarter of 2004. A 49 percent increase in food grade alcohol sales was offset by a 20 percent decrease in fuel alcohol sales combined with a 26 percent decrease in sales of distillers feed, the principal by-product of the alcohol production process.

The increase in total food grade alcohol sales resulted primarily from increased production at the company’s Atchison distillery. In the prior year’s fourth quarter, less food grade alcohol was produced at that location while the distillery was undergoing start-up operations after being rebuilt following the September, 2002 explosion. Sales of food grade alcohol for industrial applications rose substantially due to increased unit sales and improved prices, while sales of food grade alcohol for beverage applications increased slightly, with higher selling prices offsetting lower unit volume. The decrease in fuel alcohol sales revenue was due to a decline in the average selling price as unit sales were approximately even with the year-ago period. The decrease in distillers feed sales compared to the prior year was due to lower selling prices. Unit sales of distillers feed were up compared to a year ago as the result of increased alcohol production.

Segment Data

Complete sales and pre-tax income data by segments for the fourth quarter and 12 months ended June 30, 2005 and 2004 follow below. Pretax operating profits for each segment are based on net sales less identifiable operating expenses. Interest expense, investment income and other general miscellaneous expenses have been excluded from segment operations and classified as Corporate:

	4th QTR. FY 2005	4th QTR. FY 2004	12 Months FY 2005	12 Months FY 2004
Sales
Ingredients Segment	$26,636,000	$31,513,000	$92,495,000	$102,711,000
Distillery Products Segment	47,313,000	47,482,000	182,682,000	167,962,000

Pre-tax income (loss)
Ingredients Segment	$1,963,000	$6,983,000	$(778,000)	$17,268,000
Distillery Products Segment	(227,000)	(1,316,000)	8,524,000	257,000
Corporate	(526,000)	(426,000)	(1,619,000)	(1,875,000)

Outlook

“With the closure of fiscal 2005, we have ended a year in which our performance was consistently measured against the significant impact that the low-carbohydrate diet movement had on our results in the prior fiscal year,” Seaberg said. “During most of fiscal 2005, and especially during the fourth quarter, we dealt with unfavorable comparisons to the prior year’s dramatic increase in demand for low-carbohydrate products, which reached a peak in the fourth quarter of fiscal 2004 and then subsided. Compared to two years ago, before the low-carb trend became a factor, our sales of specialty ingredients in fiscal 2005 increased by 88 percent driven by growth in sales related to both food and non-food applications. Along with more normalized comparisons beginning in the first quarter of fiscal 2006, we begin a new fiscal year with indications of improvements in both our specialty ingredients and distillery products areas. Our goals going forward will be on increasing sales of our product portfolio and reaping efficiencies gained from recent capital expenditures and cost structure refinements.”

Conference Call Information

The company will host an investor conference call today at 10 a.m. central time to review the third quarter results. Stockholders and other interested parties may listen to the call live via telephone by dialing 800-322-0079 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The company has facilities in Atchison, Kan., Pekin, Ill., and Kansas City, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs, (vii) access to capital, and (viii) actions of governments.

MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended June 30		Twelve Months Ended June 30
(Dollars in thousands, except per share)	2005	2004	2005	2004
NET SALES	$73,949	$78,995	$275,177	$270,673
COST OF SALES	67,470	67,816	249,936	245,766
GROSS PROFIT	6,479	11,179	25,241	24,907
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,064	7,013	19,318	20,339
OTHER OPERATING INCOME	128	2	707	10,720
INCOME FROM OPERATIONS	1,543	4,168	6,630	15,288
OTHER INCOME	20	1,344	890	1,450
INTEREST EXPENSE	(353)	(271)	(1,393)	(1,088)
INCOME BEFORE INCOME TAXES	1,210	5,241	6,127	15,650
PROVISION FOR INCOME TAXES	478	2,077	2,123	6,182
NET INCOME	$732	$3,164	$4,004	$9,468
OTHER COMPREHENSIVE INCOME (LOSS)	(199)	0	23	0
COMPREHENSIVE INCOME	533	3,164	4,027	9,468
BASIC EARNINGS PER COMMON SHARE	$0.05	$0.20	$0.25	$0.61
DILUTED EARNINGS PER COMMON SHARE	$0.04	$0.19	$0.24	$0.59
DIVIDENDS PER COMMON SHARE	$—	$—	$0.15	$0.075

Weighted average shares outstanding - Basic	15,994,218	15,741,024	15,974,503	15,473,228
Weighted average shares outstanding - Diluted	16,459,071	16,528,588	16,542,943	15,967,756

CONSOLIDATED BALANCE SHEETS

(unaudited)	June 30	June 30
(Dollars in thousands)	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,384	$6,488
Receivables	28,097	34,243
Inventories	31,252	32,775
Prepaid expenses	628	828
Deferred income taxes	2,448	2,090
Refundable income taxes	837	0
Total Current Assets	73,646	76,424
PROPERTY AND EQUIPMENT, At Cost	317,626	296,377
Less accumulated depreciation	201,997	187,280
	115,629	109,097
Insurance Receivable	—	1,425
OTHER ASSETS	225	91
	$189,500	$187,037

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$4,705	$3,201
Accounts payable	11,744	10,576
Accrued expenses	5,621	7,815
Deferred income	10,948	12,598
Income taxes payable	0	2,423
Total Current Liabilities	$33,018	$36,613

LONG-TERM DEBT	16,785	12,561
POST-RETIREMENT BENEFITS	6,342	5,977
DEFERRED INCOME TAXES	12,828	13,677
STOCKHOLDERS’ EQUITY	120,527	118,209
	$189,500	$187,037